Exhibit 10.6

125 South Wacker Drive, Suite 2600
Chicago, IL 60606
312/782-6800

July 20, 2007

Via Hand-Delivery
Mr. Michael Don
Whitehall Jewelers, Inc.
125 S. Wacker Drive, Suite 2600
Chicago, IL 60606

Bonus Award Agreement

Dear Mike:

     Whitehall Jewelers, Inc. (the “Company”) hereby grants to you the following bonus award, which shall be subject to the terms and conditions of this letter agreement (the “Agreement”), effective as of July 19, 2007 (the “Effective Date”). In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Bonus Amount. Upon consummation of the reverse merger with a subsidiary of BTHC VII, Inc., subject to the terms and conditions of this Agreement, you shall be eligible to receive bonuses from the Company (each, a “Bonus”) equal to an aggregate amount of $175,500 (the “Total Bonus Amount”).

2. Payment of Bonus. Provided you are employed by the Company on each date such payments are made, you shall be eligible to receive Bonuses as follows:

     (a) December 31, 2008 Payment: On the next regular payroll date following December 31, 2008, you shall receive a lump-sum payment equal to 52% of the Total Bonus Amount, less applicable withholdings for federal, state and local taxes (the “December 31, 2008 Payment”).

     (b) Monthly Bonus Payments: On the next regular payroll date following the final day of each month after December 31, 2008, you shall receive an amount equal to 1/48th of the Total Bonus Amount, less applicable withholdings for federal, state and local taxes (each, a “Monthly Bonus Payment”), until such time as you have received Bonuses in the aggregate under this Agreement of a gross amount equal to the Total Bonus Amount.

     (c) Change in Control: Notwithstanding the foregoing, if a Change in Control (as defined below) occurs prior to the payment of the Total Bonus Amount hereunder, subject to your continued employment with the Company or its subsidiaries through the date of such

Change in Control, you shall be entitled to receive an amount equal to (x) the Total Bonus Amount less (y) all bonus payments received hereunder, less applicable withholdings for federal, state and local taxes, payable within 30 days following the date of such Change in Control.

     “Change in Control” shall mean (i) the sale of all or substantially all of the Company’s assets, (ii) the sale of all or substantially all of the shares of issued and outstanding capital stock of the Company, or (iii) the merger, consolidation or reorganization of the Company into or with another corporation or other legal person; provided, however, no sale of all or substantially all of the issued and outstanding shares, merger, consolidation, reorganization, sale or transfer (or any other transaction) shall constitute a “Change in Control” if, immediately following such sale of all or substantially all of the issued and outstanding shares, merger, consolidation, reorganization, sale or transfer (or any other transaction), Prentice Capital Management, LP (“Prentice”), Holtzman Opportunity Fund, L.P. (“Holtzman”) and/or their respective affiliates shall continue to beneficially own (as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended) a majority of the outstanding voting securities of the Company or the surviving corporation, as applicable (or the parent corporation in the event of a merger of the Company with and into a subsidiary of another corporation); provided, further, the merger of a wholly-owned subsidiary of Globalwise Investments, Inc. with and into the Company shall not constitute a “Change in Control”. For the purposes of this Paragraph 2(c) “substantially all of the Company’ assets” is defined as 50% or more of the total dollar value of all of the Company’s assets and “substantially all of the shares” is defined as 50% or more of the total shares of the capital stock of the Company issued and outstanding. If an event occurs while you are employed by the Company which qualifies as a Change in Control under this Section 2(c), but does not qualify as a Change in Control under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Total Bonus Amount will be considered vested, but payment will be made according to the schedule set forth in Paragraphs 2(a) and 2(b) above, except in the event of your subsequent (i) termination without Cause (as such term is defined in your employment agreement with the Company), (ii) voluntary resignation, (iii) death, or (iv) Disability (as such term is defined in your employment agreement), in which case the Total Bonus Payment less any amounts paid under Paragraphs 2(a) and 2(b) shall be paid upon your termination without Cause, voluntary resignation, death or Disability, unless you are a “specified employee” as defined in Section 409A of the Code, in which case such payment shall be made in a lump-sum, six (6) months following the date of your termination without Cause, voluntary resignation, death or Disability.

3. Termination of Employment, Voluntary Resignation, Death or Permanent Disability. Notwithstanding anything contained in Section 2 to the contrary, if your employment with the Company is terminated for Cause, your right to receive any payments hereunder shall terminate, and this Agreement shall terminate without payment of consideration, and shall be null and void and of no force or effect. Notwithstanding anything contained in Section 2 to the contrary, in the event: (i) your employment is terminated by the Company without Cause; (ii) of your voluntarily resignation from the Company; (iii) of your death or (iv) of your Disability, you (or your heirs, executors and administrators) shall receive the payments set forth in subsections (a) through (f) below:

     (a) If such termination of employment without Cause occurs prior to December 31, 2008, an amount equal to the December 31, 2008 Payment multiplied by a fraction, (1) the numerator of which is (x) the number of full months that have elapsed from the Effective Date through the date your employment terminates, plus (y) six (6), and (2) the denominator of which is the number of months from the Effective Date through December 31, 2008, payable in accordance with Paragraph 2(a), above. Notwithstanding the foregoing, if you are a “specified employee” of the Company, as such term is defined in Section 409A of the Code, such payment shall be made no earlier than six (6) months following the date your employment terminates.

     (b) If such termination of employment without Cause occurs after December 31, 2008, an amount equal to the lesser of (x) six (6) multiplied by the Monthly Bonus Payment and (y) the remainder of the unpaid Total Bonus Amount, payable in six (6) equal monthly installments. Notwithstanding the foregoing, to the extent you are a “specified employee” as defined in Section 409A of the Code, such payment will be made in a lump-sum, six (6) months following the date your employment terminates.

     (c) Upon your voluntary resignation, death or Disability prior to December 31, 2008, an amount equal to the December 31, 2008 Payment multiplied by a fraction, (1) the numerator of which is the number of full months that have elapsed from the Effective Date through the date of your resignation, death or Disability, and (2) the denominator of which is the number of months from the Effective Date through December 31, 2008, payable in accordance with Paragraph 2(a), above. Notwithstanding the foregoing, if you are a “specified employee” of the Company, as such term is defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such payment shall be made no earlier than six (6) months following the date your employment terminates.

     (d) Upon your voluntary resignation, death or Disability after December 31, 2008, an amount equal to any previously accrued but unpaid Monthly Bonus Payment for any full month from January 1, 2009 through the date of your voluntary resignation, death or Disability.

     The Company shall have no obligation to make the payments set forth in this Paragraph 3, following the termination of your employment in the event you breach any restrictive covenant made in favor of the Company to which your are subject which survives the termination of your employment with the Company.

4. Miscellaneous Provisions.

     (a) Amendments and Waivers: The provisions of this Agreement may not be amended, modified, supplemented or terminated, and waivers or consents to departures from the provisions hereof may not be given, without the written consent of each of the parties hereto. Notwithstanding anything herein to the contrary, the Company may amend this Agreement at any time, retroactively or otherwise, without your consent, if necessary or desirable to comply with Section 409A of the Code, and regulations and other guidance of general applicability that are issued thereunder provided, that, there is no economic detriment to you.

     (b) Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and permitted assigns. You may not assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the Company. The Company may assign its rights, together with its obligations, to another entity which will succeed to all or substantially all of the assets and business of the Company, to the extent rights and obligations of the Company remain outstanding following any such transaction.

     (c) Counterparts. This Agreement may be executed in two or more counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but all of which counterparts, taken together, shall constitute one and the same instrument.

     (d) Severability. In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the other remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

     (e) Governing Law; Jurisdiction; Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the conflict of laws principles thereof. Each of the parties hereto hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at law or equity, arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall only be brought in any federal court of the Northern District of New Illinois or any state court located in Cook County, State of Illinois. Each party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts. THE PARTIES HERETO HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, INTERPRETATION OR ENFORCEMENT HEREOF.

     (f) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings relating to such subject matter, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to such subject matter.

     (g) No Employment or Service Contract. Nothing in this Agreement shall confer any right to continue your relationship with the Company, nor shall it give you the right to be retained in the employ of the Company or interfere with or otherwise restrict in any way the rights of the Company, which rights are hereby expressly reserved, to terminate your employment at any time for any reason.

     (h) Set-off. The Company's obligation to pay the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by you to the Company or its subsidiaries and affiliates.

     (i) Construction. The parties acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the parties.

     Please sign the enclosed copy of this Agreement confirming your agreement to the above terms.

Sincerely,

WHITEHALL JEWELERS, INC.

/s/ Edward A. Dayoob
Name: Edward Dayoob
Title: President & CEO

Agreed and Accepted

/s/ Michael Don
Name: Michael Don